FOR IMMEDIATE RELEASE:

Contacts: Dan Loh 914-701-8200

Atlas Air Worldwide Holdings, Inc.
1Q08 Loss $5.3 Million, $0.25 per Share

Asset Management, Continuous Improvement Initiatives
Mitigate Impact of Record Fuel Prices; Business Performance on Track

2008 Outlook Adjusted for Fuel Impact; 2009 Outlook Reaffirmed;
Scheduled Operations Exposure to Fuel Eliminated Effective October 2008

Expansion of DHL Express Service Commenced March 30

Purchase, N.Y., May 8, 2008 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo assets and services, today announced operating and financial results for the first quarter of 2008. Results for the quarter reflect AAWW’s ongoing efforts to enhance aircraft utilization through proactive asset management, sustained operational execution, and the positive impact of Continuous Improvement initiatives. The Company’s positive measures mitigated the negative impact of record fuel prices on the Scheduled Service segment and reduced AMC flying.

For the period ended March 31, 2008, AAWW recorded a net loss of $5.3 million, or $0.25 per diluted share, on revenues of $373.0 million.

“Our business fundamentals are solid, and our performance is on track with our objectives, apart from the impact of fuel prices,” said William J. Flynn, President and Chief Executive Officer of AAWW. “We have significantly transformed our business model, and we are well positioned – operationally, financially and strategically – to grow our business and improve our performance.

“Record commercial fuel prices – up nearly 50% over last year – had a substantial impact on our Scheduled Service results during the first quarter. They have also increased our projected fuel bill for the year by nearly $30.0 million since our prior guidance, after giving effect to expected surcharge recovery. As previously discussed, our direct exposure to fuel prices will be largely eliminated in late October when our Scheduled Service subsidiary, Polar Air Cargo Worldwide, commences flying under its long-term blocked space agreement with DHL Express.

“Results in the latest reporting period also reflected our expected return to more normalized levels of AMC flying, as well as the traditional seasonally slower pace of air cargo demand in the first quarter of the year.”

Mr. Flynn added: “I am also pleased to report the successful expansion of our relationship with DHL Express, with two additional 747-400 aircraft commencing service for them on March 30. We have had a smooth start up, and our operations have exceeded our customer’s expectations. Including these aircraft, we will deploy a total of eight 747-400s in trans-Pacific operations under a long-term blocked space agreement when Polar begins full network service in support of its agreement with DHL in October.”

He also noted: “We continue to see an exciting and dynamic future for Atlas Air Worldwide Holdings. We have a solid financial platform, and other than the short-term effect of fuel prices in 2008, our outlook is unchanged.

“Favorable supply and demand trends in the global freighter aircraft segment and the continuing shift in aircraft ownership from airlines to lessors create a significant opportunity to expand our leasing operations, both wet and dry leasing.

“Our 747-400 ACMI capacity is sold out, and in line with our plans to grow earnings, we seized the opportunity to acquire scarce 747-400 assets and increase our 747-400 fleet by 10% to 22 aircraft. We are the only outsource provider with 747-8 freighters on order, and we will have first-to-market ACMI capability when we introduce our 12 new -8Fs into service in 2011 and 2012. The 747-8 freighter will represent the largest and most efficient heavy freighter in the market, providing the lowest ton-mile cost of any freighter alternative and giving operators unmatched profit potential. We also continue to aggressively manage the deployment of our 747-200 fleet in the charter and dry leasing markets, while evaluating sale opportunities as market conditions warrant.”

Continuous Improvement initiatives also continue to enhance AAWW’s operating efficiency. As of March 31, the Company has realized approximately $86.0 million in annualized savings against an addressable 2005 cost base of approximately $800 million. The Company is on track to exceed its goal of $100 million of annualized savings in 2008, and continues to identify and expects to achieve additional cost-savings opportunities.

Mr. Flynn concluded: “Since we last provided guidance for 2008 in late February, jet fuel prices have increased over 20%. Based upon the current fuel environment, we now expect our pretax earnings in 2008 to exceed $105.0 million, with our direct fuel-price exposure going away in October. We reaffirm our 2009 pretax earnings outlook of $165.0-$175.0 million.”

Not included in AAWW’s pretax earnings guidance for 2008 is a deferred pretax gain of approximately $152.0 million expected to be recognized as income in the fourth quarter of 2008 upon commencement of the blocked space agreement with DHL

Conference Call

Management will host a conference call to discuss AAWW’s first-quarter 2008 financial and operating results at 1:00 p.m. Eastern Time on Thursday, May 8, 2008.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through May 15 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11113844#.

1Q08 Performance Factors Versus 1Q07

Operating revenues in the first quarter of 2008 rose 5.0%, or $17.7 million, compared with the year-earlier period, primarily due to fuel-driven pricing increases in Scheduled Service, Commercial Charter and AMC, offset in part by reductions in AMC and ACMI volumes.

Average utilization of operating aircraft totaled 10.5 block hours per aircraft per day during the first quarter of 2008 compared with 10.9 in the first quarter of 2007. Total block hours decreased 6.6% (29,344 block hours versus 31,413) compared with the year-ago period, but block-hour volumes were generated by an operating fleet 4.1% smaller than in the first quarter of 2007 (30.7 operating aircraft compared with 32.0).

First-quarter 2008 block hours and average aircraft utilization reflect management’s action to dry lease one 747-200F Classic aircraft to a third party during the quarter and to part out a second –200F Classic rather than invest in a high-level maintenance check on the aircraft. In addition, a third –200F Classic was adversely affected by aircraft damage that resulted in limited flying activity during the quarter.

Demand for AAWW’s 747-400 freighter aircraft remained strong during the quarter, with all available 747-400F capacity committed through 2008. In line with the Company’s plan to grow earnings, AAWW’s Atlas Air subsidiary placed two 747-400F aircraft in ACMI service on March 30, 2008, for the benefit of DHL Express. This service is incremental to the six 747-400Fs that will provide express network ACMI service to DHL starting on October 27, 2008.

In ACMI, revenue declined $6.3 million, or 7.5%, versus the first quarter of 2007, reflecting lower block-hour volumes (13,061 versus 14,157) and slightly improved average block-hour rates ($5,970 versus $5,954). The decline in ACMI block hours largely reflected prior management actions that resulted in the sale or dry lease of 747-200F aircraft as well as a temporary reduction in 747-400F flying by customers due to political conditions in certain markets in Africa and the Middle East.

For the quarter, an average of 12 aircraft (10 Boeing 747-400s and two Boeing 747-200s) directly supported the Company’s long-term ACMI operations, compared with an average of 13 aircraft (10 Boeing 747-400s and three Boeing 747-200s) in the first quarter of 2007.

In the Scheduled Service segment, revenue increased $33.6 million, or 26.7%, compared with the same period in 2007, mainly due to increases in traffic and capacity and to higher unit revenues. Both traffic (as measured by revenue ton miles, or RTMs) and capacity (as measured by available ton miles, or ATMs) increased 7.6%, while load factor was 64.0% versus 64.1% in the year-ago period. Traffic and capacity in the latest quarter reflect the redeployment of approximately one 747-400F to Scheduled Service flying versus the first quarter of 2007, when management allocated the aircraft to the AMC market to meet the surge in U.S. military demand.

Unit revenues (RATM) in the Scheduled Service segment increased 17.4% ($0.283 versus $0.241) during the quarter, while yield increased 17.6% ($0.442 versus $0.376). The substantial improvement in unit revenues largely reflected the impact of fuel surcharge increases implemented in response to rising fuel prices during the quarter.

AMC Charter revenue decreased $22.5 million, or 19.3%, in the latest quarter due to a reduction in flying volumes, partially offset by an increase in AMC Charter rates. Volume activity declined 33.2% (4,573 block hours versus 6,850) during the quarter as demand returned to more normalized levels and the Company capitalized on its ability to flexibly allocate available capacity to meet an increase in Commercial Charter demand. Block-hour rates improved 20.9% ($20,552 versus $17,006), reflecting an increase in the rate per mile paid by the U.S. military, including an increase in the “peg” fuel price from $2.20 per gallon to $2.70 effective February 1, 2008.

In Commercial Charter, revenue increased $12.8 million, or 81.5%, during the quarter, due to an increase in block-hour rates ($16,357 versus $13,068) and block-hour volumes (1,742 versus 1,201). Higher block-hour rates reflected price increases implemented in response to significantly higher fuel prices during the quarter. Higher block-hour volumes reflected the reallocation of capacity to Commercial Charter from AMC during the quarter.

Dry leasing revenue increased $0.1 million, or 0.8%, in the first quarter of 2008 versus the same quarter of 2007. One additional 747-200F dry lease commenced during the quarter, raising the number of dry lease aircraft at the end of the quarter to six (three 747-400Fs and three 747-200Fs) from five (three 747-400Fs and two 747-200Fs) at the end of last year’s first quarter.

Operating Expenses

Operating expenses in the quarter were $37.8 million, or 11.2%, higher than the comparable 2007 period, largely reflecting an increase in fuel expense and increases in ground handling and landing fees due to greater Scheduled Service and Commercial Charter flying, as well as increases in maintenance and travel. These were partly offset by reductions in labor expense, depreciation, and other operating expenses, as well as a minority interest benefit.

Total aircraft fuel expense rose 28.7%, or $32.2 million, during the quarter as market prices for fuel increased to record levels.

Increased flying in Scheduled Service, which is the only business segment where the Company is directly exposed to the risk of fuel-price volatility, and in Commercial Charter resulted in a 14.8% increase in fuel gallons consumed (37,666 versus 32,815) during the quarter. The impact of increased fuel consumption, however, was heightened by a 49.5% increase in the average price per gallon ($2.87 versus $1.92). In the AMC segment, where the U.S. military reimburses the Company for fuel-price increases that exceed an agreed upon fuel price, fuel expense reflected a 12.4% increase in the AMC fuel rate ($2.53 versus $2.25), offset by a 33.2% decline in fuel gallons consumed (14,617 versus 21,878).

In line with the increased levels of flying in Scheduled Service and Commercial Charter, aggregate ground handling and landing fees during the quarter rose $2.2 million, or 6.3%, compared with the same quarter in 2007.

Maintenance expense during the quarter increased $8.3 million, or 18.3%, reflecting one 747-400 D Check (versus none in the year-ago quarter), one additional engine overhaul (16 versus 15), and an increase in costs for line maintenance checks and rotable part repairs, offset by two fewer 747-200 C Checks (three versus five).

Travel expense rose $1.7 million, or 14.4%, during the quarter, driven by higher airline ticket costs due to fuel, weakness in the U.S. dollar, and increased travel requirements related to customer schedules.

Labor expenses declined $2.8 million, or 4.6%, compared with the year-ago first quarter, primarily due to the reduction in block-hour volumes as well as a reduction in profit sharing and incentive compensation accruals.

Depreciation and amortization decreased $1.2 million, or 12.6%, primarily due to a decline in expenses related to scrapping certain engine parts during overhaul.

Other operating expenses decreased $1.1 million, or 4.6%, versus the first quarter of 2007, primarily due to reductions in commission expense, other taxes, bad debt and freight and postage expenses, partly offset by increases in temporary personnel, computer licenses, and other miscellaneous expenses.

Operating expenses during the first quarter of 2008 included a minority interest benefit of $3.4 million related to DHL Express’ 49% ownership interest in Polar Air Cargo Worldwide (PACW). The amount reflects PACW’s loss allocated to DHL for the quarter.

Net Interest and Other Non-Operating Expenses

Net interest expense decreased $2.7 million, or 39.2%, compared with the first quarter of 2007, primarily reflecting an increase in interest income on higher average cash balances and an increase in capitalized interest related to pre-delivery deposits on the Company’s Boeing 747-8F aircraft order.

Income Taxes

First-quarter results included an income tax benefit of $1.1 million compared with an income tax expense of $3.9 million in the first quarter of 2007, resulting in an effective tax benefit rate of 16.5% versus an expense of 38.9%.

The tax rate for the first quarter of 2008 differed from the statutory rate primarily due to a loss incurred by Polar Air Cargo Worldwide during the quarter for which no tax benefit was recorded, the non-deductibility of certain items for tax purposes, and the relationship of these items to the Company’s projected operating results for the year. PACW did not record income tax benefits related to its loss in the first quarter of 2008 because it has no prior period income to apply against this loss and, therefore, may only offset these losses against future income. Until PACW generates future income, no tax benefit will be recorded.

Cash and Cash Equivalents

At March 31, 2008, AAWW’s cash and cash equivalents totaled $537.7 million, an increase of $60.4 million, or 12.6%, compared with $477.3 million at December 31, 2007.

The March 31 total reflects proceeds of $38.6 million during the quarter from DHL Express’ investment in Polar Air Cargo Worldwide. An additional $37.5 million, plus interest, due from DHL Express is scheduled to be paid on November 17, 2008.

Outstanding Debt

At March 31, 2008, AAWW’s balance sheet debt and capital lease obligations totaled $449.5 million, including the impact of $73.6 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

The face value of AAWW’s debt and capital lease obligations at March 31, 2008 totaled $523.1 million, compared with $469.5 million on December 31, 2007.

On January 30, 2008, AAWW’s subsidiary, Atlas Air, Inc. (Atlas), entered into a $270.3 million pre-delivery deposit financing facility in connection with five new Boeing 747-8 wide-body freighters scheduled for delivery between February and July 2010. As of March 31, 2008, Atlas had borrowed $62.6 million under the facility.

Non-GAAP Financial Measures

EBITDAR totaled $45.2 million, $1.2 million per aircraft on a total fleet basis, in the first quarter of 2008 compared with $64.5 million, $1.7 million per aircraft, in the first quarter of 2007.

EBITDA totaled $5.8 million, $0.16 million per aircraft, in the latest reporting period compared with $26.1 million, $0.69 million per aircraft on a total fleet basis, in the first quarter of 2007.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding post-emergence costs and related professional fees.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas and Polar offer a range of air cargo services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis – military charters, commercial cargo charters, scheduled air cargo service (including express network service for DHL Express later in 2008), and dry leasing of aircraft.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on February 28, 2008. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2008 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2008	March 31, 2007
Operating Revenues
ACMI	$77,975	$84,287
Scheduled Service	159,474	125,873
AMC Charter	93,984	116,492
Commercial Charter	28,494	15,695
Dry Leasing	13,094	12,988

Total operating revenues	373,021	355,335

Operating Expenses
Aircraft fuel	144,491	112,311
Salaries, wages and benefits	58,903	61,750
Maintenance, materials and repairs	53,572	45,282
Aircraft rent	39,458	38,421
Ground handling and airport fees	18,526	17,321
Landing fees and other rent	18,717	17,730
Depreciation and amortization	8,366	9,575
Gain on disposal of aircraft	—	(968)
Travel	13,727	11,994
Minority interest	(3,436)	—
Other	23,297	24,429

Total operating expenses	375,621	337,845

Operating income (loss)	(2,600)	17,490

Non-Operating Expenses
Interest income	(5,358)	(3,421)
Interest expense	11,383	11,249
Capitalized interest	(1,775)	(842)
Other (income) expense, net	(468)	362

Total non-operating expenses	3,782	7,348

Income (loss) before income taxes	(6,382)	10,142
Income tax expense (benefit)	(1,051)	3,945

Net income (loss)	$(5,331)	$6,197

Income (loss) per share:
Basic	$(0.25)	$0.29

Diluted	$(0.25)	$0.29

Weighted average shares:
Basic	21,424	21,044

Diluted	21,424	21,340

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures

(in thousands)
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2008	March 31, 2007
Income (loss) before income taxes	$(6,382)	$10,142
Gain on disposal of aircraft	—	(968)

Pretax income (loss) before gain on disposal of aircraft	(6,382)	9,174
Interest expense, net	4,250	6,986
Other non-operating (income) expense	(468)	362

Operating income (loss) before non-operating items and gain on disposal of aircraft	(2,600)	16,522
Depreciation and amortization	8,366	9,575

EBITDA, as adjusted*	5,766	26,097
Aircraft rent	39,458	38,421

EBITDAR, as adjusted*	$45,224	$64,518

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gains on the disposal of assets, and post-emergence costs and related professional fees, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on the disposal of assets, and post-emergence costs and related professional fees, as applicable.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results

(Unaudited)

For the Three
For the Three Months Ended	Months Ended March
March 31,2008	31, 2007	Percent Change

Fleet (average during the period)
Operating aircraft count (1) 30.7	32.0 (4.1%)
Block Hours
ACMI	13,061 14,157 (7.7%)
Scheduled Service	9,757 9,002	8.4%
AMC Charter	4,573 6,850 (33.2%)
Commercial Charter	1,742 1,201 45.0%
All Other	211	203	3.9%

Total Block Hours	29,344 31,413 (6.6%)

Revenue Per Block Hour
ACMI	$5,970 $5,954	0.3%
AMC Charter	20,552 17,006 20.9%
Commercial Charter	16,357 13,068 25.2%
Scheduled Service Traffic
RTM’s (000’s)	360,405 335,084	7.6%
ATM’s (000’s)	562,867 523,118	7.6%
Load Factor	64.0%	64.1% (0.1 pts)
RATM (2)	$0.283 $0.241 17.4%
RTM Yield (3)	$0.442 $0.376 17.6%
Fuel
Scheduled Service and Commercial Charter:
Average fuel cost per gallon	$2.87 $	1.92 49.5%
Fuel gallons consumed (000’s)	37,666 32,815 14.8%
AMC Charter:
Average fuel cost per gallon	$2.53 $	2.25 12.4%
Fuel gallons consumed (000’s)	14,617 21,878 33.2%
(1) Fleet excludes the following aircraft count that were dry leased:
Dry Leased	5.5	5.0 10.0%
Out of Service	0.8	0.7 14.3%
(2) RATM represents Scheduled Service revenue dollars per available ton mile.
(3) RTM Yield represents Scheduled Service revenue dollars per revenue ton mile.